EXHIBIT 2

                             JOINT FILING AGREEMENT

This Joint Filing Agreement, December 16, 2013, is by and between Camber
Capital Management LLC, a Massachusetts limited liability company, and Stephen DuBois, an individual (the foregoing are collectively referred to herein as the "Filers").Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to common shares, $0.01 par value of CONMED Corporation beneficially owned by them from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule. This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice or such lesser period of notice as the Filers may mutually agree.

                       Executed and delivered as of the date first above written.

                         CAMBER CAPITAL MANAGEMENT LLC

                        By: /s/ Sean George

                        Sean George

                            Chief Financial Officer

                        STEPHEN DUBOIS

                             By: /s/ Stephen DuBois

                        Stephen DuBois, individually